UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 26, 2012

Target Corporation

(Exact name of registrant as specified in its charter)

Minnesota	1-6049	41-0215170
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Nicollet Mall, Minneapolis, Minnesota 55403

(Address of principal executive offices, including zip code)

(612) 304-6073

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.                                          Termination of a Material Definitive Agreement.

On January 26, 2012, TCC Corporation S.à r.l. (“TCC”), a wholly owned subsidiary of Target Corporation (“Target”), purchased the Floating Rate Asset-Backed Note (the “Note”), issued by the Target Credit Card Owner Trust 2008-1 (“Trust”), from JPMN II Inc. f/k/a BOTAC, Inc. (“JPMN”), an affiliate of Chase Bank USA, National Association (“Chase”).  The purchase price for the Note was approximately $2.77 billion, along with a make-whole premium of approximately $85 million.  The Note was cancelled after TCC’s purchase of the Note.

In connection with the purchase and cancellation of the Note, the following agreements and the Trust itself have been terminated:

•                  Note Purchase Agreement (the “Note Purchase Agreement”) dated May 5, 2008, as amended, among JPMN, Chase, Target and Target Receivables LLC f/k/a Target Receivables Corporation (“TRLLC”), a wholly owned subsidiary of Target;

•                  Indenture (the “Indenture”) dated May 19, 2008, as amended, between the Trust, as issuer, and Wells Fargo Bank, National Association, as indenture trustee (in such capacity, the “Indenture Trustee”); and

•                  Series 2008-1 Supplement (the “Series 2008-1 Supplement”) dated May 19, 2008, as amended, to the Amended and Restated Pooling and Servicing Agreement dated April 28, 2000, as amended, among TRLLC, Target National Bank and Wells Fargo Bank, National Association, as trustee.

The Note was issued by the Trust pursuant to the Note Purchase Agreement in a transaction to sell an undivided interest in Target’s credit card receivables to JPMN.  The Note was backed by credit card receivables held in the Target Credit Card Master Trust through an investor certificate issued by TRLLC pursuant to the Series 2008-1 Supplement and deposited by TRLLC into the Trust.  The investor certificate was in turn pledged by the Trust to the Indenture Trustee to secure the Note.

JPMorgan Chase Bank, N.A. (“JPMorgan”), an affiliate of Chase and JPMN, and certain of JPMorgan’s affiliates have performed and may in the future perform various commercial banking and investment banking services for Target.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGET CORPORATION

Date: January 26, 2012	/s/ Timothy R. Baer
Timothy R. Baer
Executive Vice President, General Counsel
and Corporate Secretary